Exhibit 99.1

May 20, 2008

Encision Reports Fourth Quarter and Fiscal Year 2008 Results

Boulder, Colorado, May 20, 2008 -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its fourth quarter and fiscal year ended March 31, 2008.

Net sales for the fourth quarter of fiscal year 2008, ended March 31, 2008, totaled $3.18 million, representing a 13% increase over net sales of $2.82 million for the prior fiscal year’s fourth quarter. The Company recorded net income of $49 thousand or $.01 per share for the fourth quarter of fiscal year 2008 compared to a net loss of $177 thousand or $.03 per share for the fourth quarter of fiscal year 2007. Gross profit margin for the fourth quarter of fiscal year 2008 was 63.5% as compared to 62.7% for the fourth quarter of fiscal year 2007.

Net sales for the fiscal year ended March 31, 2008 totaled $12.1 million, representing a 10% increase over net sales of $11 million for the prior fiscal year. The Company recorded a net loss of $179 thousand or $.03 per share for the fiscal year 2008 compared to a net loss of $90 thousand or $.01 per share for the fiscal year 2007. Net loss for the fiscal year 2007 included a one-time expense of $73 thousand, or $.01 per share, relating to the costs of obtaining equity capital financing, a project that was subsequently abandoned after the Company obtained a $2 million credit facility from SVB Silicon Valley Bank. Gross profit margins were 63% for both fiscal years 2008 and 2007.

“While we had sales growth that was modest, but sustainable, when compared to last fiscal year, we made significant strides toward setting a new course of action for our company during the fiscal year ended March 31, 2008,” said Jack Serino, President and CEO of Encision Inc. “In the second half of fiscal year 2008, we began shipping limited numbers of our internally manufactured disposable scissor inserts. Disposable scissor inserts represent approximately 50% of our total sales. Our proprietary manufacturing technology will enable us to achieve cost improvements and will enhance the quality and consistency of our scissor inserts. Inventory of externally produced disposable scissor inserts is expected to be depleted by late summer 2008. Thereafter, all sales of our disposable scissor inserts will be internally manufactured, which will help to improve our gross profit margin.”

“In addition, we launched our new line of disposable hand-switching fixed tip electrodes in late fiscal year 2008 as part of our pledge to offer the market disposable and reusable alternatives for each of our major product groups. Also, during fiscal year 2008, we launched a new line of handles that are used for advanced laparoscopic procedures that incorporate stiffer shafts and ergonomic features. And, in fiscal year 2008, we continued to expand our direct sales force with the addition of three direct sales representatives.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited) Three Months Ended		(Audited) Fiscal Years Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007

Net sales	$3,183	$2,817	$12,066	$11,010
Cost of sales	1,163	1,050	4,464	4,106
Gross profit	2,020	1,767	7,602	6,904
Operating expenses	1,959	1,947	7,757	7,035
Operating income (loss)	61	(180)	(155)	(131)
Other income (expense)	(12)	3	(24)	41
Net income (loss)	$49	$(177)	$(179)	$(90)
Basic net income (loss) per share	$0.01	$(0.03)	$(0.03)	$(0.01)

ENCISION INC.
Condensed Balance Sheets
(Audited)
(Amounts in thousands)

	March 31, 2008	March 31, 2007
Cash and cash equivalents	$71	$436
Current assets	3,894	3,637
Total assets	4,944	4,388
Current liabilities	2,016	1,464
Shareholders’ equity	2,929	2,923
Total liabilities and shareholders’ equity	$4,944	$4,388